CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-248596 on Form S-8 of our report dated January 19, 2021, relating to the consolidated financial statements of Mission Produce, Inc. and subsidiaries (the “Company”) appearing in this Annual Report on Form 10-K of the Company for the year ended October 31, 2020.
/s/ Deloitte & Touche LLP

Los Angeles, California
January 19, 2021